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                          [DORSEY & WHITNEY LETTERHEAD]

                                                                     EXHIBIT 8.1
                                                                     -----------

Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street

St. Paul, Minnesota 55102-1639

Conseco Finance Securitizations Corp.
300 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

     Re:  Conseco Finance Corp.,
          Conseco Finance Securitizations Corp. and
          Conseco Finance Home Equity Loan Trust 2002-B

Ladies and Gentlemen:

     We have acted as counsel for Conseco Finance Corp., a Delaware corporation ("Conseco Finance") and Conseco Finance Securitizations Corp., a Minnesota corporation ("Conseco Securitizations") in connection with the establishment by Conseco Securitizations of Conseco Finance Home Equity Loan Trust 2002-B (the "Trust"), pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2002 (the "Pooling and Servicing Agreement"), among Conseco Finance, Conseco Securitizations, U.S. Bank National Association, as Trustee (the "Trustee"), and Wells Fargo Bank Minnesota, National Association, as Backup Servicer. The Trust will issue $250,000,000 (approximate) aggregate principal amount of Loan-Backed Certificates (the "Certificates") pursuant to the Pooling and Servicing Agreement. The issuance of the Certificates is also described in three registration statements on Form S-3 (File Nos. 333-92313 and 333-92313-01 and 333-48222 and 333-48222-01) (together, the "Registration Statement"), and in the related Prospectus Supplement dated April 17, 2002 (the "Prospectus Supplement") and Prospectus dated April 17, 2002 (the "Base Prospectus") (together with the Base Prospectus, the "Prospectus").

     You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our

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                          [DORSEY & WHITNEY LETTERHEAD]

Conseco Finance Corp.
Conseco Finance Securitizations Corp.
Page 2


opinion we have examined the Registration Statement, the Prospectus and the Pooling and Servicing Agreement.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended (the "Code") is made in accordance with the Pooling and Servicing Agreement and the Code and that the Certificates will be issued as described in the Prospectus.

     Based upon the foregoing, as of the date hereof it is our opinion that the Trust created pursuant to the Pooling and Servicing Agreement will qualify as four REMICs - the Master REMIC, the Intermediate REMIC, the Subsidiary REMIC and the Basement REMIC - under the Code and under the REMIC Regulations, and that the Class A Certificates, Class A-IO Certificates, Class M Certificates, Class B Certificates and Class B-3I Certificates will evidence ownership of the "regular interests" in the Master REMIC, the Uncertificates Intermediate Interests will evidence ownership of the "regular interests" in the Intermediate REMIC, the Uncertificated Subsidiary Interests will evidence ownership of the "regular interests" in the Subsidiary REMIC, and the Uncertificated Basement Interests will evidence ownership of the "regular interests" in the Basement REMIC, and the Class R-III, Class R-II, Class R-Ia and Class R-1b Interests will evidence ownership of the single class of "residual interests" in the Master REMIC, the Intermediate REMIC, the Subsidiary REMIC and the Basement REMIC, respectively.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated:  May 28, 2002

                                       Very truly yours,



MER